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                                                                      Exhibit 16

                   Letter on Change of Certifying Accountant



March 25, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read the statements made by Super Vision International, Inc. (the "Registrant") in response to Item 304(a), as part of the Company's 1997 annual report on Form 10-K. We have been asked to respond to statements made by the Registrant in their 1997 annual report on Form 10-K regarding changes in Registrant's certifying accountant.

We agree with the statements made by the Registrant in paragraphs one, two, four and five under Item 8 of the 1997 annual report on Form 10-K. We agree with the statements made by the Registrant in the first six sentences of the fourth paragraph under Item 8 of the 1997 annual report on Form 10-K as to the fact pattern regarding consultations on the accounting for the lease. Throughout the process of these discussions on the appropriate accounting for the lease, we were informed of management's disagreement with our interpretation of the "fair market value" and were advised on June 2, 1997 of management's intention to review the lease issue with other accountants to compare their interpretation of "fair market value". It was at this time when we concluded that this was likely a matter that would qualify for reporting as accounting disagreement. On June 4, 1997, we provided information to the Registrant's Chief Financial Officer on consultations with other accountants as well as reporting accounting disagreements. As recently as September 30, 1997, the Registrant's Chief Financial Officer advised us that he would be asking the Registrant's new independent accountants to review our conclusions on the accounting for the lease for concurrence.

It is our understanding of the rules that even if the disagreement was resolved to our satisfaction, the matter still must be reported as a disagreement. When advised of the Registrant's decision to terminate Coopers & Lybrand as the independent accountants on September 30, 1997, we informed the Registrant's Chief Financial Officer that we would be reviewing the rules for reporting of accounting disagreements as it related to our response to be filed with Form 8-K. We provided the Registrant our response letter as former auditors on October 7, 1997 within 10 business days after receiving notice from the Registrant as required by Item 304.

Sincerely,


Coopers & Lybrand L.L.P.